FINAL TRANSCRIPT

Conference Call Transcript

VOXX — Q1 2006 Audiovox Corporation Earnings Conference Call

Event Date/Time: Jul. 11. 2006 / 10:00AM ET

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Glenn Wiener
GW Communications — IR

Patrick Lavelle
Audiovox — President, CEO

Michael Stoehr
Audiovox — SVP, CFO

CONFERENCE CALL PARTICIPANTS

John Bucher
BMO Capital Markets — Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Audiovox conference call. My name is Janelle and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session at the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener, Investor Relations. Please proceed, sir.

Glenn Wiener — GW Communications — IR

Good morning. Welcome to Audiovox's 2006 fiscal first-quarter conference call for the period ended May 31, 2006. As the operator mentioned, today's call is being webcast on the Company's website, www.Audiovox.com, under the Investor Relations section and a replay has been arranged for those who are unable to participate. The replay will be available approximately one hour after the completion of the call or by dialing 888-286-8010 and entering pass code 623-00820.

Fiscal first-quarter results were released after market close yesterday; if you have not received a copy of the announcement you can obtain one by calling my office after the completion of this call or by visiting the Company's website. Additionally, our Form 10-Q was filed yesterday and can be found on our website under SEC filings.

Speaking for management this morning will be Patrick Lavelle, President and CEO, and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will make opening remarks before opening up the call for questions.

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

Before getting started I've been instructed by legal counsel to read the following Safe Harbor statement. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement.

The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. These factors include, but are not limited to — risks that may result in changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses; relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; nonavailability of products; excess inventory; price and product competition; new product introductions; the possibility that a review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any numerous statements or other corporate actions.

Risk factors with our business, including some of the factors set forth herein, are detailed in the Company's Form 10-K for the period ended November 30, 2005 and in our Form 10-Q for the fiscal first quarter ended May 31, 2006. Thank you again for your participation and at this time I'd like to introduce Pat Lavelle, President and CEO of Audiovox. Patrick?

Patrick Lavelle — Audiovox — President, CEO

Thank you, Glenn and good morning, everyone. I'd like to thank you for joining us on our first-quarter conference call. I'll begin today by providing a brief overview of our results thus far and then give you an idea of what's on tap for the remainder of the year. Mike will then provide more details on the financials before we open up the call for your questions.

As you saw from yesterday's announcement, we reported net sales of $111.3 million which on a sequential basis were up 8% over our last quarter which was our transition period. Net income from continuing operations was $1.8 million or $0.08 per diluted share which was also up sequentially over the transitional quarter from a reported $400,000 or $0.02 per diluted share.

On a pro forma basis, taking into consideration extraordinary onetime occurrences from the comparable period last year that included the unrealized gain on the sale of Bliss-Tel stock and a favorable tax benefit. Net income from continuing operations was $1.8 million or $0.08 per diluted share as compared to $1.2 million or $0.05 per diluted share in the same period.

Mobile Electronics sales came in at $83.1 million and represented almost 75% of net sales versus $64.3 million in the second quarter of '05. Consumer sales were at $28.2 million or 25.4% (sic — see press release) of net sales compared to 35.7% last year. Our gross margin for the quarter was 18.1% which compares to 15.8% in the second quarter of '05 and 15.2% reported in the transition period last quarter. The increase in our gross profit margin was due to a number of factors which I've discussed with you over the past few quarters.

Restoring margins to historical levels remains our number one priority. The shift in sales to higher mobile electronics products, which traditionally carries higher GAAP, and our decision to walk away from some consumer deals that did not meet our minimum profit requirements have played a major

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

role in the increase of margins. With new product introductions scheduled throughout the remainder of the year I feel confident in our ability to sustain and potentially improve upon these levels.

Mobile Electronics represented a larger percent of our mix; however, ME sales did decline by roughly 10% versus the prior year period primarily as a result of three factors — lower sales in satellite radio, a slight decline in Jensen Mobile and the decline in Mobile Video. Satellite radio sales continue to be impacted by selling prices that are roughly 50% lower than those that we saw in the first half of 2005. In addition, we lost nearly all of May's XM sales as a result of a voluntary hold in shipments of our XM Express. Sales of this product remain suspended pending approval of the FCC.

As I've said before, we believe our strategic relationship with XM should position satellite radio as a growth category for us as this new arrangement minimizes the effects of price erosion. And the increase in XM sales will offset the results of our exit from the SIRIUS Plug-N-Play products. Mobile sales for the quarter were also down due to slightly lower sales of Jensen products which benefited last year from initial load-ins at major retailers as we reintroduced the line. Jensen Mobile is expected to remain one of our drivers this year as they continue to dominate the market in mobile multimedia.

Finally, our much-publicized decision to exit the video in a bag business affected total mobile video sales when compared to the prior year. As a result of the discontinuance of that line, as well as the continued decline of SUV sales due to the rising cost of fuel, there is still softness in the mobile video market. However, while our sales were off in this segment, our margin significantly improved with the introduction of some of our customized headrests and drop-down solutions and have returned to historical levels.

As I've said this before, mobile video will not be the sales driver of years past, but we still remain the market leader and have innovative solutions that should provide steady income. Lower consumer electronics sales, down by nearly 45%, were the primary reason for our decline in revenue for the quarter; this was driven by lower portable DVD sales as the market continues to be affected by price erosion and direct import arrangements by the large retailers.

Consistent with our decision to focus on returning to profitability we chose to only entertain retail promotions that meet our minimum profit targets which has impacted our topline sales. As this category continues to mature we will pursue profitable sales programs and have and are negotiating license arrangements which will allow a continued revenue stream free from negative market exposure.

Now moving on to the remainder of the year, Audiovox today boasts a portfolio of respected brands like Jensen, Phase Linear, Acoustic Research, Advent, Code Alarm and Terk in the U.S. and Magnet, Heco and Mac Audio in Europe. Having a diversified portfolio provides us with greater flexibility when presenting programs to target customers and an opportunity to offset channel conflict at retail.

Our distribution mix has changed from recent quarters in that this past quarter 43% of our sales went to mass merchants and power retailers; 47% to the expediter, distributor and independent retailer channel; and 10% to original equipment manufacturers. Our distribution network is broad and no single account represents more than 10% of our sales and no single product segment within the category is more than 10%.

As we look to the remainder of 2006 we believe that we will see improvement in our operating performance which will ultimately lead to increased shareholder value. Starting with Mobile Video, the market fluctuations are stabilizing and margins in this category have improved substantially as we offer new, unique and customized solutions to the retailer and I expect this trend will continue. New headrest solutions started shipping in April and our '06 overhead lineup began shipping in June.

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Currently we have over 40 different customized headrest solutions that match the vehicle interior as if it was factory installed. And our overhead solutions, our single and dual screens, also feature custom options to match any vehicle interior. These new products carry higher margins which are contributing to the better gross profits that we are generating.

According to NPD's May 2006 report, Jensen Mobile Multimedia ranked number one for in-dash mobile multimedia solutions in the United States. We believe we have a very competitive product lineup in '06. Our units take advantage of emerging technologies and bring together communications, navigation and entertainment in one system. This year's lineup will incorporate MP3 and iPod features as well as satellite radio. These units have higher average selling prices and carry better margins than the traditional head units that they replace.

In navigation we plan to introduce three new portable GPS navigation systems later in the second half. These will compete with Garmin, TomTom and Magellan. They will range in price from a suggested retail of $399 for the lower end model to approximately $599 for the Jensen model, which will have a key differentiator to the competition. It will double as an XM Plug-N-Play and offer XM real-time traffic. It has built in MP3 and a personal media player and accepts optional rear observation camera interface. It's virtually an all-in-one personal navigation and entertainment center and a very unique system.

Turning to satellite radio, we expect our strategic relationship with XM to position us to be the number one supplier of XM Plug-N-Play products in the aftermarket by the end of this fiscal year. Satellite radio continues to be a strong component of our Mobile Electronics sales from Plug-N-Play to the new mini XM tuner to XM direct; we believe we have a strong lineup of XM products.

In collision avoidance we also expect to be the market leader. As I mentioned last quarter, we're supporting Kids and Cars, a non-profit organization focused on drawing attention to collision avoidance products. We launched unique products this quarter that includes a wireless trailer hitch camera, a license plate camera system and screens embedded in the rearview mirrors all sold at major retailers. This is a growing category for us at healthy margins and, although a niche market, it should be a good profit generator in fiscal '06.

Turning our attention to the other side of our business, Consumer Electronics. Our Consumer Electronics business remains a strong but volatile category. As I've cautioned in previous calls, we have been concerned with the trend in portable DVD sales that is marked by continued price erosion. During our transitional quarter conference call I advised that we had passed on a number of retail promotions that did not meet profit minimums and we would only entertain certain select deals. That trend continues and the selectivity will result in lower sales in this category that will impact our overall topline performance.

Of course we will continue to pursue profitable DVD sales and plan to alter our business model for DVD by creating a balance between distribution sales and license income. I indicated earlier in the call that we have entered into certain license agreements with key manufacturers to generate income from portable DVD sales that is not subject to pricing volatility and inventory risk.

Flat-panel TVs remain a contributor to our sales and our growth, though they too are affected by substantial price erosion. Our strategy in this category is to work with our regional retailers who have embraced Audiovox programs given our select distribution and the profit opportunities that we offer them. We are selling a complete lineup of LCD TVs from 15 inches to 47 and two large size plasmas in 42 inch and 50 inch. Our '06 line has just started shipping and should have a positive impact on our second half.

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

Home Decor under our Acoustic Research brand officially launched this past quarter. It is an industry first, a 5.1 high-performance, high-end home theater system which marries sound with Home DÃf©cor. We've developed acoustically transparent covers that are specifically designed to only fit our speakers. The response has been terrific, but the rollout will be slow. We do not expect Home DÃf©cor to be a major revenue contributor to 2006 results, though they should have a positive impact on our gross margins.

Our cautious approach in this category is very much intentional. There are a wide variety of covers and several different ways the program can be sold at retail. We are literally turning our retailers on one at a time and providing substantial assistance in helping them design in-store displays and merchandising as well as develop the fulfillment programs that suit their particular needs. We believe customizing the programs on a selective basis will minimize the risk as well as assist us in managing our own inventory position. The margin potential on this line is strong and can accommodate this custom approach to marketing and still provide us with solid gross profits.

Now I'd like to spend just a few minutes to discuss our investment plans. Our financial strength positions us to focus on growth and we remain committed to an M&A strategy that targets companies where we can leverage the Audiovox infrastructure and distribution synergies. This will allow us to acquire companies that can be purchased at a discount and assimilate them into our infrastructure as we did with Jensen, [Code] and Terk. That being said, a very accretive acquisition purchased at a premium would not be out of the question as our financial position does provide us with that flexibility. And as I've said before, we remain very active on the M&A front.

Our second investment is in ourselves. As a result of the disparity between our share price and the Company's book value our Board of Directors has approved the repurchase of up to 2 million shares of our common stock and we are preparing plans to initiate a buyback program. The shares will be purchased in open market transactions or privately negotiated transaction at the Company's discretion. Shares of the stock repurchased under the plan will be held as treasury shares.

Summarizing our position at this time, all of the changes that we implemented over the past 12 to 18 months have begun to take effect in 2006. We are operating more efficiently as an organization; we've strengthened our talent pool at all levels; and our product portfolio is strong. We believe that we can show an improved profit picture in 2006 and will continue to focus on that goal.

We are watching the economy very closely, especially vehicle sales that tend to tie closely to our own sales especially in the Mobile Electronics sector. Obviously there's more work to be done and I think you all know the job is never really done; but I am encouraged with our prospects and the balance of 2006. Thank you for your time this morning and your support of the Company and I'd like to turn the call over to Michael to review the financials. Michael?

Michael Stoehr — Audiovox — SVP, CFO

Thanks, Pat. Good morning, everyone. Consolidated sales for the first quarter were $111 million versus $144 million last year. Sales in our consumer group were $28.2 million versus $51.6 million last year. This decline was caused by lower sales in portable DVD category which, as Pat mentioned, are the results of our avoiding certain retail promotions that are not profitable. Sales in Mobile Electronics were $83.1 million versus $93 million last year.

There were several factors affecting Mobile Electronics' sales — a reduction in the average selling price of XM's satellite being sold this year versus last year, the voluntary suspension of sales of the

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

Audiovox XM Express. Jensen Mobile sales were lower due to the absence of retail load-ins that occurred last year. Mobile Video sales declined as a result of the continuance of video in a bag products and lower SUV sales impacted by rising fuel costs.

Gross margins improved to 18.1% versus 15.8% last year. Margins also improved sequentially from 15.2% posted in the transitional quarter. Improvements in our gross margin were the result of better sales pricing, less inventory charges, reversal of sales incentives and the introduction of new products. These improvements were partially offset by increased freight costs as a result of higher engine prices.

As we mentioned in our previous conference call, new products are being introduced and shipped which will continue to impact our gross margins in the quarters ahead. Additionally, as Mobile Electronics continues to represent a large percentage of our overall sales mix we will be favorably impacted since Mobile Electronics tends to have a higher gross margin than consumer products.

Overhead for the quarter was $20.1 million versus $22.2 million, a decrease of $2.1 million versus last year. This was a result of declines in selling expenses which includes commissions and advertising, declines in our general and administrative expenses such as office salaries, professional fees, provisions for doubtful accounts and other overhead expenses. Net income from continuing operations was $1.8 million or $0.08 a share compared to $5.8 million last year or $0.26 a share.

On a pro forma basis, considering the impact last year of a favorable tax benefit and an unrealized gain from our Bliss-Tel investment, the net income from continuing operations was $0.05 a share for 2005 versus $0.08 a share for 2006. The loss in the first quarter from discontinued operations is principally for legal costs associated with contingencies related to our discontinued businesses.

Interest and bank charges declined $178,000 due to the reduction in outstanding bank obligations in our foreign companies, our joint venture ASA had a good quarter which resulted in an increase in our income and equity of undistributed earnings as a result of stronger sales and better margins. Other income declined principally as a result of less income from our Bliss-Tel investment as compared to last year. This was partially offset by higher interest income from our short-term investments as a result of increased cash balances and higher interest rates for our investments as compared to last year.

The effective tax rate for this quarter was 21% which is principally due to the tax-exempt interest income earned on our short-term investments. Operating activities provided $19.3 million in cash versus a use of cash of $14.4 million last year. Our cash flow was favorably impacted by a decrease in accounts receivable balance primarily as a result of lower sales and improved collections. Accounts Receivable turns were approximately 5.1 this quarter versus 4.9 for prior year.

Our inventory balances also declined as a result of lower purchases and better terms. Inventory turns were 3.9 compared to 3.3 in prior years. This improvement is not a result of inventory markdown. Our working capital this quarter was $342.2 million which includes cash, cash equivalents and short-term investments of $194.2 million. This compares to a working capital of $340.6 million and cash and cash equivalents of $177.1 million at the end of the transitional quarter of February 28, 2006. Thank you and I'm here to address any of your questions. Pat?

Patrick Lavelle — Audiovox — President, CEO

Okay, I'd like to up of the floor to any questions at this time.

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). John Bucher, BMO Capital Markets.

John Bucher — BMO Capital Markets — Analyst

Thank you very much. Great job on the gross margin improvement. A couple questions for you just on the financials and try to see what we can do about getting some outlook from you all. In fiscal 2005 you did just under $540 million in revenues, should we be expecting a flat fiscal 2006, slightly up — can you give us any idea on the top line?

Michael Stoehr — Audiovox — SVP, CFO

We haven't really given any guidance, but with the situation, as I've indicated, on DVD portables, we will see somewhat of a decline in our consumer sales for the year.

John Bucher — BMO Capital Markets — Analyst

Okay. And you had mentioned in our commentary, Patrick — you mentioned that you thought the gross profit margin levels were sustainable and in fact there was possible improvement there throughout the year. Should we assume a couple hundred basis points? I mean you in the past year had consolidated electronics margins in the low 20% range in some quarters. Is that possible?

Patrick Lavelle — Audiovox — President, CEO

Within the mobile group that could be possible. In any one of the categories are areas for improvement. As you know, we don't provide guidance on our gross profit at this time, but as new products roll out it will impact our gross profit and we'll update you at that point.

John Bucher — BMO Capital Markets — Analyst

Okay. With respect to the Express units, you mentioned I think that those remain suspended for the time being. Had those units been shipping as you had expected after they were originally going to, what would have been the impact on your gross margin?

Patrick Lavelle — Audiovox — President, CEO

Again, I really couldn't comment on that, but I don't believe it would have been material for the quarter.

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

Michael Stoehr — Audiovox — SVP, CFO

That's correct, Pat. John, this is Michael. It would not really have impacted the margins that we reported in the first quarter.

John Bucher — BMO Capital Markets — Analyst

Okay. And then Michael, can you give us any sort of outlook for operating expenses either as a percentage of revenues for the second quarter on a sequential basis. Should we expect about the same there or on an absolute basis, however you want to handle that?

Michael Stoehr — Audiovox — SVP, CFO

I think what you'll see, John, as we move into the quarters, there's still a degree of seasonality in the Company even though we've shifted to fiscal years. You would see as a percentage of sales overhead would drop.

John Bucher — BMO Capital Markets — Analyst

Okay. And then can you give any comment at all, Michael, on your expectations for the quarter that we're in right now for the top line?

Michael Stoehr — Audiovox — SVP, CFO

At this point, John, we're going to — as Pat said, we really kind of gave guidance at soaking the transitional. So if you follow again the seasonality of the Company, normally you will see, and this is our second and third quarter which is the old third and fourth quarter, you should see some sequential growth in revenue.

John Bucher — BMO Capital Markets — Analyst

Okay. And then just two other quick ones here. There was a comment made that, Patrick, I think you said that with respect to your strategic M&A plan that you could purchase a company or companies at a premium if they were accretive. Could you elaborate on that?

Patrick Lavelle — Audiovox — President, CEO

Well obviously, based on the purchase price, if we can find a company and put a deal together then it would be accretive in the first year of operation. We would consider an acquisition of something like that it.

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

John Bucher — BMO Capital Markets — Analyst

Can you say whether you're in active due diligence presently?

Patrick Lavelle — Audiovox — President, CEO

I couldn't comment at this point.

John Bucher — BMO Capital Markets — Analyst

Okay. And then, Michael, last one for you. On the inventory management, we've seen some improvement there. Can you say how far through the steps that you've previously described that you're going to be taking to improve inventory management from an MIS, IT standpoint and others? How far through that process are you?

Patrick Lavelle — Audiovox — President, CEO

We're about I would say 65% of the way through. We still — despite changed management with the introduction of our new operations exec are coming together and the systems now are moving into the projection areas.

John Bucher — BMO Capital Markets — Analyst

Okay. I'll give somebody else a chance to ask questions here. Thank you very much for taking the questions.

Operator

(OPERATOR INSTRUCTIONS). At this time there are no audio questions.

Patrick Lavelle — Audiovox — President, CEO

Okay, if there are no more questions I once again would like to thank you for spending time with us this morning, learning a little bit more about Audiovox and I hope you have a good day.

Operator

Thank you for your participation in today's conference. This concludes the presentation, you may now disconnect. Have a wonderful day.

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Jul. 11. 2006 / 10:00AM ET, VOXX - Q1 2006 Audiovox Corporation Earnings Conference Call

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